Exhibit 99.1

Targeting Disease at the Nuclear Pore

Karyopharm Reports First Quarter 2024 Financial Results and Highlights Recent Company Progress

– Announces Significant Refinancing Transactions and Amends Royalty Agreement with HealthCare Royalty Extending Vast Majority of Its Debt Maturities into 2028 and 2029, Well Beyond Expected Data Readouts and Potential Approvals from the Company’s Three Phase 3 Trials, Strengthening the Company for its Next Stage of Growth –

– Achieves First Quarter 2024 Total Revenue of $33.1 Million and U.S. XPOVIO® (selinexor) Net Product Revenue of $26.0 Million –

– Reaffirms Full Year 2024 Total Revenue Guidance of $140.0 Million to $160.0 Million, Including U.S. XPOVIO Net Product Revenue Guidance of $100.0 Million to $120.0 Million –

– Invited to Present Updated Data from a Pre-Specified Exploratory Subgroup Analysis of the Phase 3 SIENDO Trial of Selinexor Maintenance Treatment in Patients with TP53 Wild-type Advanced/Recurrent Endometrial Cancer at 2024 ASCO Annual Meeting –

– Conference Call Scheduled for Today at 8:00 a.m. ET –

NEWTON, Mass. – May 8, 2024 – Karyopharm Therapeutics Inc. (Nasdaq: KPTI), a commercial-stage pharmaceutical company pioneering novel cancer therapies, today reported financial results for the quarter ended March 31, 2024, and highlighted select corporate milestones and progress on its key clinical development programs.

“We have taken a significant step that improves our capital structure, strengthening our opportunity to realize the full value of three potential new indications for selinexor. We are strongly positioned for our next stage of growth, driven by our focused and rapidly advancing late-stage pipeline with expected data readouts from our three ongoing Phase 3 trials next year,” said Richard Paulson, President and Chief Executive Officer of Karyopharm.

First Quarter 2024 and Recent Highlights

XPOVIO Commercial Performance

•	Achieved U.S. net product revenue of $26.0 million for the first quarter of 2024, compared to $25.1 million for the fourth quarter of 2023 and $28.3 million for the first quarter 2023.

•

XPOVIO net product revenue was supported by quarter-over-quarter growth in new patient starts amidst increased competition, while being adversely impacted by softness in refills following lower new prescriptions in the fourth quarter of 2023 and higher gross to net driven by increased Medicare rebates and 340B discounts.

•

Approximately 60% of XPOVIO net product revenue came from the community setting, with a vast majority of XPOVIO patient mix continuing to be in earlier lines of therapy. In the academic setting, demand for XPOVIO grew quarter-over-quarter despite competitive pressures, driven by the expanding use of XPOVIO immediately preceding and following T-cell therapies in later lines.

Targeting Disease at the Nuclear Pore

•

Effective January 1, 2024, XPOVIO was added to Mainland China’s National Reimbursement Drug List for the treatment of adult patients with relapsed or refractory multiple myeloma whose disease is refractory to at least one proteasome inhibitor, one immunomodulatory agent and an anti-CD38 monoclonal antibody.

•

In April 2024, the National Institute for Health and Care Excellence (NICE) in the United Kingdom recommended the expanded use of NEXPOVIO in combination with bortezomib and dexamethasone, as a treatment for multiple myeloma patients who have received one or two prior treatments.

R&D Highlights

Endometrial Cancer

•

Invited to present updated long-term follow-up data of selinexor in patients with TP53 wild-type advanced or recurrent endometrial cancer – a pre-specified exploratory subgroup analysis from the Phase 3 ENGOT-EN5/GOG-3055/SIENDO Study – during the “ASCO Plenary Series: Rapid Abstract Updates” session in June 2024.

•

Long-term follow-up data from a pre-specified exploratory subgroup analysis of patients with advanced or recurrent TP53 wild-type endometrial cancer from the SIENDO study (NCT03555422) was presented as an encore oral presentation at the 25th European Gynaecological Oncology Congress (ESGO) in March 2024.

Myelofibrosis

•

Initiated the Phase 2 SENTRY-2 trial (XPORT-MF-044; NCT05980806), evaluating the efficacy and safety of selinexor monotherapy at 60 mg QW or 40 mg QW in subjects (n=58) with JAK inhibitor-naïve myelofibrosis with platelet counts of 50 to less than (<) 100 x 10^9/L. The Company expects to present preliminary results from this trial by the end of 2024.

Financing Transactions

•

The Company announced certain financing transactions which extended the vast majority of its debt maturities into 2028 and 2029 and further strengthened its balance sheet. Karyopharm also amended its royalty agreement with HealthCare Royalty (HCRx) to address the remaining principal portion of HCRx’s $135.0 million investment, and, among other things, reduce the royalty rate on the Company’s net revenue from 12.5% to 7.0%. For the details of these transactions, please refer to Karyopharm’s press release issued earlier this morning and the Form 8-K filed on May 8, 2024 with the U.S. Securities and Exchange Commission.

First Quarter 2024 Financial Results

Total Revenues: Total revenue for the first quarter of 2024 was $33.1 million, compared to $38.7 million for the first quarter of 2023.

Targeting Disease at the Nuclear Pore

Net product revenue: Net product revenue for the first quarter of 2024 was $26.0 million, compared to $28.3 million for the first quarter of 2023.

License and other revenue: License and other revenue for the first quarter of 2024 was $7.1 million, compared to $10.4 million for the first quarter of 2023. The decrease was primarily due to $3.5 million of license-related revenue recognized from the Menarini Group (Menarini) during the three months ended March 31, 2023, partially offset by a $1.0 million increase in revenue for the reimbursement of development-related expenses from Menarini due to a corresponding increase in the underlying expenses during the three months ended March 31, 2024.

Cost of sales: Cost of sales for the first quarter of 2024 was $1.9 million, compared to $1.4 million for the first quarter of 2023. Cost of sales reflects the costs of XPOVIO units sold and the costs of products sold to our partners.

Research and development (R&D) expenses: R&D expenses for the first quarter of 2024 were $35.4 million, compared to $32.3 million for the first quarter of 2023. The increase was primarily due to higher clinical trial costs related to the advancement of our three pivotal Phase 3 programs during the three months ended March 31, 2024.

Selling, general and administrative (SG&A) expenses: SG&A expenses for the first quarter of 2024 were $29.5 million, compared to $35.9 million for the first quarter of 2023. The decrease was primarily due to our ongoing cost reduction initiatives and lower headcount.

Interest income: Interest income for the first quarter of 2024 was $2.2 million, compared to $2.8 million for the first quarter of 2023.

Interest expense: Interest expense for the first quarter of 2024 was $5.9 million, compared to $5.8 million for the first quarter of 2023.

Net loss: Karyopharm reported a net loss of $37.4 million, or $0.32 per share, for the first quarter of 2024, compared to a net loss of $34.1 million, or $0.30 per share, for the first quarter of 2023.

Cash position: Cash, cash equivalents, restricted cash and investments as of March 31, 2024 totaled $149.3 million, compared to $192.4 million as of December 31, 2023.

2024 Financial Outlook

Based on its current operating plans, Karyopharm reaffirms the following for full year 2024:

•	Total revenue to be in the range of $140.0 million to $160.0 million. Total revenue consists of U.S. XPOVIO net product revenue and license, royalty and milestone revenue earned from partners.

•	U.S. XPOVIO net product revenue to be in the range of $100.0 million to $120.0 million.

•	R&D and SG&A expenses to be in the range of $260.0 million to $280.0 million, which includes approximately $20.0 million to $25.0 million of estimated non-cash stock-based compensation expense.

Targeting Disease at the Nuclear Pore

•

The Company expects that its existing cash, cash equivalents and investments, and the revenue it expects to generate from XPOVIO net product sales, as well as revenue generated from its license agreements, will be sufficient to fund its planned operations into the end of 2025[1].

Conference Call Information

Karyopharm will host a conference call today, May 8, 2024, at 8:00 a.m. Eastern Time, to discuss the first quarter 2024 financial results and provide business highlights. To access the conference call, please dial (800) 836-8184 (local) or (646) 357-8785 (international) at least 10 minutes prior to the start time and ask to be joined into the Karyopharm Therapeutics call. A live audio webcast of the call, along with accompanying slides, will be available under “Events & Presentations” in the Investor section of the Company’s website. An archived webcast will be available on the Company’s website approximately two hours after the event.

References:

[1]	Excluding re-payment of the Company’s remaining 2025 convertible notes and $25 million minimum liquidity covenant under the 2028 senior secured term loan.

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral exportin 1 (XPO1) inhibitor and the first of Karyopharm’s Selective Inhibitor of Nuclear Export (SINE) compounds for the treatment of cancer. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein XPO1. XPOVIO is approved in the U.S. and marketed by Karyopharm in multiple oncology indications, including: (i) in combination with VELCADE® (bortezomib) and dexamethasone (XVd) in patients with multiple myeloma after at least one prior therapy; (ii) in combination with dexamethasone in patients with heavily pre-treated multiple myeloma; and (iii) in patients with diffuse large B-cell lymphoma (DLBCL), including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. XPOVIO (also known as NEXPOVIO® in certain countries) has received regulatory approvals in a growing number of ex-U.S. territories and countries, including Europe, the United Kingdom, China, South Korea and Israel, and is marketed in those areas by Karyopharm’s global partners. Selinexor is also being investigated in several other mid- and late-stage clinical trials across multiple high unmet need cancer indications, including in endometrial cancer and myelofibrosis.

For more information about Karyopharm’s products or clinical trials, please contact the Medical Information department at: Tel: +1 (888) 209-9326; Email: medicalinformation@karyopharm.com

XPOVIO® (selinexor) is a prescription medicine approved:

•	In combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy (XVd).

•

In combination with dexamethasone for the treatment of adult patients with relapsed or refractory multiple myeloma who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody (Xd).

•

For the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL), not otherwise specified, including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. This indication is approved under accelerated approval based on response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s).

Targeting Disease at the Nuclear Pore

SELECT IMPORTANT SAFETY INFORMATION

Warnings and Precautions

•	Thrombocytopenia: Monitor platelet counts throughout treatment. Manage with dose interruption and/or reduction and supportive care.

•	Neutropenia: Monitor neutrophil counts throughout treatment. Manage with dose interruption and/or reduction and granulocyte colony-stimulating factors.

•

Gastrointestinal Toxicity: Nausea, vomiting, diarrhea, anorexia, and weight loss may occur. Provide antiemetic prophylaxis. Manage with dose interruption and/or reduction, antiemetics, and supportive care.

•

Hyponatremia: Monitor serum sodium levels throughout treatment. Correct for concurrent hyperglycemia and high serum paraprotein levels. Manage with dose interruption, reduction, or discontinuation, and supportive care.

•	Serious Infection: Monitor for infection and treat promptly.

•

Neurological Toxicity: Advise patients to refrain from driving and engaging in hazardous occupations or activities until neurological toxicity resolves. Optimize hydration status and concomitant medications to avoid dizziness or mental status changes.

•

Embryo-Fetal Toxicity: Can cause fetal harm. Advise females of reproductive potential and males with a female partner of reproductive potential, of the potential risk to a fetus and use of effective contraception.

•	Cataract: Cataracts may develop or progress. Treatment of cataracts usually requires surgical removal of the cataract.

Adverse Reactions

•

The most common adverse reactions (≥20%) in patients with multiple myeloma who receive XVd are fatigue, nausea, decreased appetite, diarrhea, peripheral neuropathy, upper respiratory tract infection, decreased weight, cataract and vomiting. Grade 3-4 laboratory abnormalities (≥10%) are thrombocytopenia, lymphopenia, hypophosphatemia, anemia, hyponatremia and neutropenia. In the BOSTON trial, fatal adverse reactions occurred in 6% of patients within 30 days of last treatment. Serious adverse reactions occurred in 52% of patients. Treatment discontinuation rate due to adverse reactions was 19%.

•

The most common adverse reactions (≥20%) in patients with multiple myeloma who receive Xd are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea and upper respiratory tract infection. In the STORM trial, fatal adverse reactions occurred in 9% of patients. Serious adverse reactions occurred in 58% of patients. Treatment discontinuation rate due to adverse reactions was 27%.

•

The most common adverse reactions (incidence ≥20%) in patients with DLBCL, excluding laboratory abnormalities, are fatigue, nausea, diarrhea, appetite decrease, weight decrease, constipation, vomiting, and pyrexia. Grade 3-4 laboratory abnormalities (≥15%) are thrombocytopenia, lymphopenia, neutropenia, anemia, and hyponatremia. In the SADAL trial, fatal adverse reactions occurred in 3.7% of patients within 30 days, and 5% of patients within 60 days of last treatment; the most frequent fatal adverse reactions was infection (4.5% of patients). Serious adverse reactions occurred in 46% of patients; the most frequent serious adverse reaction was infection (21% of patients). Discontinuation due to adverse reactions occurred in 17% of patients.

Use In Specific Populations

Lactation: Advise not to breastfeed.

For additional product information, including full prescribing information, please visit www.XPOVIO.com.

Targeting Disease at the Nuclear Pore

To report SUSPECTED ADVERSE REACTIONS, contact Karyopharm Therapeutics Inc. at 1-888-209-9326 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is a commercial-stage pharmaceutical company whose dedication to pioneering novel cancer therapies is fueled by a belief in the extraordinary strength and courage of patients with cancer. Since its founding, Karyopharm has been an industry leader in oral compounds that address nuclear export dysregulation, a fundamental mechanism of oncogenesis. Karyopharm’s lead compound and first-in-class, oral exportin 1 (XPO1) inhibitor, XPOVIO® (selinexor), is approved in the U.S. and marketed by the Company in three oncology indications. It has also received regulatory approvals in various indications in a growing number of ex-U.S. territories and countries, including Europe and the United Kingdom (as NEXPOVIO®) and China. Karyopharm has a focused pipeline targeting indications in multiple high unmet need cancers, including in multiple myeloma, endometrial cancer, myelofibrosis, and diffuse large B-cell lymphoma (DLBCL). For more information about our people, science and pipeline, please visit www.karyopharm.com, and follow us on LinkedIn and on X at @Karyopharm.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm’s guidance on its 2024 total revenue, 2024 U.S. net product revenue and 2024 R&D and SG&A expenses; Karyopharm’s expected cash runway; the anticipated benefits of and activities under the refinancing transactions; expectations with respect to commercialization efforts; the ability of selinexor to treat patients with multiple myeloma, endometrial cancer, myelofibrosis, diffuse large B-cell lymphoma, and other diseases; and expectations with respect to the clinical development plans and potential regulatory submissions of selinexor. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO or that any of Karyopharm’s drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; the ability to obtain and retain regulatory approval of XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; Karyopharm’s results of clinical trials and preclinical trials, including subsequent analysis of existing data and new data received from ongoing and future trials; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical trials; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development or regulatory approval of drug candidates by Karyopharm’s competitors for products or product candidates in which Karyopharm is currently commercializing or developing; the direct or indirect impact of the COVID-19 pandemic or any future pandemic on Karyopharm’s business, results of

Targeting Disease at the Nuclear Pore

operations and financial condition; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any of its products or product candidates. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the Securities and Exchange Commission (SEC) on February 29, 2024, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

XPOVIO® and NEXPOVIO® are registered trademarks of Karyopharm Therapeutics Inc. Any other trademarks referred to in this release are the property of their respective owners.

Contacts:

Investors:

Elhan Webb, CFA

Senior Vice President, Investor Relations

617.658.0600 | elhan.webb@karyopharm.com

Media:

Stacy Nobles

Head of Corporate Communications

617.658.0540 |stacy.nobles@karyopharm.com

Targeting Disease at the Nuclear Pore

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited); (in thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenues:
Product revenue, net	$26,006	$28,288
License and other revenue	7,120	10,410

Total revenue	33,126	38,698

Operating expenses:
Cost of sales	1,911	1,351
Research and development	35,425	32,339
Selling, general and administrative	29,549	35,907

Total operating expenses	66,885	69,597

Loss from operations	(33,759)	(30,899)

Other income (expense):
Interest income	2,156	2,849
Interest expense	(5,884)	(5,758)
Other income (expense), net	196	(264)

Total other expense, net	(3,532)	(3,173)

Loss before income taxes	(37,291)	(34,072)
Income tax provision	(71)	(54)

Net loss	$(37,362)	$(34,126)

Net loss per share—basic and diluted	$(0.32)	$(0.30)

Weighted-average number of common shares outstanding used in net loss per share—basic and diluted	115,454	113,481

Targeting Disease at the Nuclear Pore

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited); (in thousands)

	March 31, 2024	December 31, 2023
Assets
Cash, cash equivalents and investments	$148,578	$191,443
Restricted cash	763	961
Accounts receivable	31,082	26,962
Other assets	24,035	21,072

Total assets	$204,458	$240,438

Liabilities and stockholders’ deficit
Convertible senior notes	$171,127	$170,919
Deferred royalty obligation	132,479	132,479
Other liabilities	69,807	73,246

Total liabilities	373,413	376,644
Total stockholders’ deficit	(168,955)	(136,206)

Total liabilities and stockholders’ deficit; 116,457 and 114,915 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	$204,458	$240,438